Exhibit 21.1

LIST OF SUBSIDIARIES

As of the date of this Registration Statement on Form S-1, Netcapital Inc. has the following subsidiaries:

1.	Netcapital Advisors Inc.
2.	AthenaSoft Inc.
3.	MSG Development Corp.
4.	Netcapital Systems LLC
5.	Netcapital Funding Portal Inc. (a wholly owned subsidiary of Netcapital Systems LLC)